Exhibit 99.1

Eric Branderiz Joins Symbotic’s Board of Directors

Seasoned CFO brings deep experience of high-growth environments in industrial technology, and finance and accounting leadership in sophisticated global manufacturing organizations

WILMINGTON, Mass. – May 15, 2025 – Symbotic Inc. (Nasdaq: SYM), a leader in A.I.-enabled robotics technology for the supply chain, today announced the election of Eric Branderiz to its Board of Directors, effective May 14, 2025.

Mr. Branderiz joins Symbotic’s Board following a nearly 30-year career in public and private company finance and accounting, including in high-growth environments in industrial technology. Most recently, he served as Executive Vice President and Chief Financial Officer at Enphase Energy. Prior to Enphase Energy, Mr. Branderiz was Vice President, Corporate Controller and Chief Accounting Officer at Tesla. He has held senior finance and accounting roles at SunPower Corporation, Knowledge Universe Corporation, Spansion and Advanced Micro Devices, after beginning his career at Ernst & Young.

“On behalf of the Board, I am thrilled to welcome Eric to Symbotic,” said Rick Cohen, Chairman and CEO of Symbotic. “Eric brings deep financial expertise and a track record of success, guiding companies through critical stages of growth and playing a pivotal role in helping newly public organizations to achieve significantly greater scale. I look forward to working with him as we continue bringing our cutting-edge robotics and A.I.-powered automation technology to diverse customers and settings globally.”

“I’m honored to join Symbotic’s Board at such an exciting point in the company’s trajectory,” said Mr. Branderiz. “Symbotic is a leader in its field with one-of-a-kind automation technology, and I look forward to leveraging my experience at growth-oriented technology companies to support Symbotic’s continued innovation and its rapid momentum.”

Mr. Branderiz currently serves on the Board of Directors of Cognizant Technology Solutions Corporation and Fortive Corporation. He is a Certified Public Accountant in California, and received his bachelor’s degree in Business Commerce with an emphasis on Accounting from The University of Alberta.

About Symbotic

Symbotic is an automation technology leader reimagining the supply chain with its end-to-end, A.I.-powered robotic and software platform. Symbotic reinvents the warehouse as a strategic asset for the world’s largest retail, wholesale, and food & beverage companies. Applying next-generation technology, high-density storage and machine learning to solve today’s complex distribution challenges, Symbotic enables companies to move goods with unmatched speed, agility, accuracy and efficiency. As the backbone of commerce, Symbotic transforms the flow of goods and the economics of the supply chain for its customers. For more information, visit www.symbotic.com.

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